State of Delaware
Secretary of State
Division of Corporations
Delivered 05:09 PM 06/05/2006
FILED 05:09 PM 06/05/2006
SRV 060541951 - 4042649 FILE

CERTIFICATE
OF AMENDMENT OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

MOBILIER, INC.

Mobilier, Inc., a corporation organized and existing under the laws of the state of Delaware (the "Corporation"), does hereby certify as follows:

FIRST: The name of the Corporation is **Mobilier, Inc.**

SECOND: The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 7, 2005. The Amended and Restated Certificate of Incorporation was filed April 5, 2006.

THIRD: That the Board of Directors and stockholders of said corporation at meetings duly convened and held by written consent effective on the 5th day of June, 2006 adopted a resolution amending the Amended and Restated Certificate of Incorporation as heretofore amended, to change the name of the corporation, as follows:

Article I is hereby amended to read in its entirety as follows:

ARTICLE I
NAME

The name of the corporation is **USTelematics, Inc.**

Fourth: The number of shares of the corporation outstanding and entitled to vote on the Amendment to the Articles of Incorporation is 20,000,000; that the said change in the name of the corporation and the Amendment to the Amended and Restated Certificate of Incorporation have been consented to and approved by the written consent of stockholders holding at least a majority of each class of stock of the corporation outstanding and entitled to vote thereof in accordance with Section 242 of the Delaware General Corporation Law.

WHEREFORE, effective this 5th day of June 2006, **Mobilier, Inc.**, by and through Howard E. Leventhal, its Chief Executive Officer, and Secretary and its sole director, who, by signing below hereby affirms and acknowledges under penalties of perjury, that the foregoing instrument is the act and deed of the Corporation and that the facts stated therein are true.

Howard E. Leventhal